                          MANAGEMENT SERVICES AGREEMENT

                                  BY AND AMONG

                          SPECIALTY CARE NETWORK, INC.,

                                      AAA,

                            _______________________,

                            _______________________,

                            _______________________,

                            _______________________,


                                       AND
                            _______________________

                                 DATED AS OF ZZZ

                                TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
ARTICLE I.
DEFINITIONS...................................................................................................- 1 -

ARTICLE II.
RELATIONSHIP OF THE PARTIES...................................................................................- 4 -
         2.1.  Independent Relationship.......................................................................- 4 -
         2.2.  Responsibilities of the Parties................................................................- 4 -
         2.3.  DDD Matters....................................................................................- 4 -
         2.4.  Patient Referrals..............................................................................- 4 -
         2.5.  Professional Judgment..........................................................................- 5 -

ARTICLE III.
MANAGEMENT AND FINANCIAL ADVISORY SERVICES TO BE PROVIDED BY SCN..............................................- 5 -
         3.1.  Performance of Limited Management Functions....................................................- 5 -
         3.2.  Practice Assessment............................................................................- 5 -
         3.3.  Third-Party Payor Matters......................................................................- 5 -
         3.4.  Malpractice Insurance..........................................................................- 5 -
         3.5.  Financial Reporting............................................................................- 5 -
         3.6.  Data/Information...............................................................................- 5 -
         3.7.  Billing and Coding Analysis....................................................................- 6 -
         3.8.  Financial Review and Audits....................................................................- 6 -
         3.9.  Events Excusing Performance....................................................................- 6 -
         3.10. Compliance with Law............................................................................- 6 -

ARTICLE IV.
OBLIGATIONS OF DDD AND PHYSICIAN OWNERS.......................................................................- 6 -
         4.1.  Professional Services..........................................................................- 6 -
         4.2.  Employment of Physician Employees and Other Employees..........................................- 6 -
         4.3.  Professional Insurance Eligibility.............................................................- 6 -
         4.4.  Fees for Professional Services.................................................................- 6 -
         4.5.  Events Excusing Performance....................................................................- 7 -

ARTICLE V.
EXCLUSIVE ARRANGEMENTS........................................................................................- 7 -
         5.1.  Exclusive Arrangement..........................................................................- 7 -
         5.2.  Enforcement....................................................................................- 7 -
         5.3.  Modification of Covenants and Agreements.......................................................- 7 -
         5.4.  Rights of SCN..................................................................................- 7 -
         5.5.  Excluded Activities............................................................................- 7 -

ARTICLE VI.
FINANCIAL ARRANGEMENTS........................................................................................- 8 -

ARTICLE VII.
INTELLECTUAL PROPERTY AND RECORDS.............................................................................- 8 -
         7.1.  Ownership of SCN's Business Records and Systems................................................- 8 -
         7.2.  Maintenance of Records.........................................................................- 8 -
         7.3.  Access to Records..............................................................................- 8 -
         7.4.  Patient Records................................................................................- 8 -

ARTICLE VIII.
INDEMNITY.....................................................................................................- 8 -
         8.1.  Indemnification by DDD and the Physician Owners................................................- 8 -
         8.2.  Indemnification by SCN.........................................................................- 9 -
         8.3.  Escrow Pending Indemnification Determination...................................................- 9 -

ARTICLE IX.
TERM, TERMINATION AND RETIREMENT..............................................................................- 9 -
         9.1.  Term of Agreement..............................................................................- 9 -
         9.2.  Extended Term..................................................................................- 9 -
         9.3.  SCN Events of Default..........................................................................- 9 -
         9.4.  DDD Events of Default..........................................................................- 9 -
         9.5.  DDD's Remedies................................................................................- 10 -
         9.6.  SCN's Remedies................................................................................- 10 -

ARTICLE X.
REPRESENTATIONS AND WARRANTIES OF DDD AND PHYSICIAN OWNERS...................................................- 10 -
         10.1.  Validity.....................................................................................- 10 -
         10.2.  Authority....................................................................................- 10 -

ARTICLE XI.
REPRESENTATIONS AND WARRANTIES OF SCN........................................................................- 11 -
         11.1.  Organization.................................................................................- 11 -
         11.2.  Authority....................................................................................- 11 -
         11.3.  Absence of Litigation........................................................................- 11 -

ARTICLE XII.
COVENANTS OF DDD AND PHYSICIAN OWNERS........................................................................- 11 -
         12.1.  Merger, Consolidation and Other Arrangements.................................................- 11 -
         12.2.  Necessary Authorizations/Assignment of Licenses and Permit...................................- 11 -
         12.3.  Compliance with All Laws.....................................................................- 11 -
         12.4.  Third-Party Payor Programs...................................................................- 11 -
         12.5.  Change in Business or Credit and Collection Policy...........................................- 11 -

ARTICLE XIII.
GENERAL PROVISIONS...........................................................................................- 12 -
         13.1.  Assignment...................................................................................- 12 -
         13.2.  Whole Agreement; Modification................................................................- 12 -
         13.3.  Notices......................................................................................- 12 -
         13.4.  Binding on Successors........................................................................- 13 -
         13.5.  Waiver of Provisions.........................................................................- 13 -
         13.6.  Governing Law; Venue.........................................................................- 13 -
         13.7.  No Practice of Medicine......................................................................- 13 -
         13.8.  Severability.................................................................................- 13 -
         13.9.  Additional Documents.........................................................................- 13 -
         13.10.  Attorneys' Fees.............................................................................- 13 -
         13.11.  Time is of the Essence......................................................................- 13 -
         13.12.  Confidentiality.............................................................................- 13 -
         13.13.  Contract Modifications for Prospective Legal Events.........................................- 14 -
         13.14.  Remedies Cumulative.........................................................................- 14 -
         13.15.  Language Construction.......................................................................- 14 -
         13.16.  No Obligation to Third Parties..............................................................- 14 -
         13.17.  Communications..............................................................................- 14 -

SCHEDULE 5.5
EXCLUDED ASSETS..............................................................................................5.5- 1

EXHIBIT 6
FINANCIAL MATTERS...............................................................................................6-1

                          MANAGEMENT SERVICES AGREEMENT


         THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") dated as of ZZZ, by and among SPECIALTY CARE NETWORK, INC., a Delaware corporation ("SCN"), AAA, a BBB ccc ("DDD"), and ________________________________________, _______, ______,
________________________________________ and _________________________________
("Physician Owners"), residents of BBB. SCN, DDD, and the Physician Owners are sometimes referred to individually herein as a "Party" and collectively herein as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, SCN is in the business of assisting in the management of orthopaedic and musculoskeletal medical practices and providing certain support services to such practices;

         WHEREAS, DDD and Physician Owners desire to obtain the services of SCN in performing such management and support services functions so as to assist DDD and its Physician Owners and Physician Employees;

         WHEREAS, the Parties have entered into that certain Service Agreement dated GGG (the "Service Agreement"); and

         WHEREAS, the Parties intend and agree to amend and restate the Service Agreement in accordance with the terms of this Agreement, and intend and agree for this Agreement to govern their relationship from ZZZ, forward.

         NOW, THEREFORE, for and in consideration of the premises above, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

         For the purpose of this Agreement, the following definitions shall apply:

         "Affiliate" means, with respect to any Person, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person or any Person who is a director, officer or partner of such Person or any Subsidiary of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or Persons serving in a similar capacity for entities other than corporations) of such Person, or
(b) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

         "Agent" has the meaning set forth in SECTION 13.1.

         "Ancillary Services" means ambulatory surgery centers, imaging centers, physical therapy, rehabilitation or occupational therapy centers, orthotics centers, or any other equipment or facility utilized in providing medical services in connection with any of the foregoing or that are ancillary to an orthopaedic and musculoskeletal medical practice.

         "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators, and shall include, without limitation, Health Care Law and any Governmental Rules and Regulations.

         "Banks" has the meaning set forth in SECTION 13.1.

         "CHAMPUS" means the Civilian Health and Medical Program of the Uniformed Services.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "DHS" means a "designated health service," as defined under 42 U.S.C.
Section 1395nn (and federal regulations promulgated thereunder).

         "Disabled" means that a Physician Owner suffers from a mental or physical condition resulting in such Physician Owner's inability to perform the essential functions of his or her job without significant risk to the health or safety of others, even with such reasonable accommodation as may be available under the circumstances, and SCN or DDD may reasonably anticipate that such Physician Owner will remain disabled for at least two (2) years following the commencement of such disability.

         "GAAP" means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved or adopted by a significant segment of the accounting profession. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by SCN or DDD as applicable.

         "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, board, body, agency, bureau or entity or any arbitrator with authority to bind a Party at law.

         "Governmental Rules and Regulations" means 42 U.S.C. Section 1320a-7b, or the rules, regulations, policies, contracts or laws pertaining to any Third-Party Payor Program, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on DDD's own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         "Health Care Law" means any and all applicable federal or state law regulating the acquisition, construction, operation, maintenance, certification or management of a health care practice, facility, provider or payor, including, without limitation, the following: 18 U.S.C. Section 287 (relating to false, fictitious or fraudulent claims); 18 U.S.C. Section 669 (relating to theft or embezzlement in connection with health care); 18 U.S.C. Section 1001 et seq. (relating to fraud and false statements); 18 U.S.C. Section 1035 (relating to false statements relating to health care matters); 18 U.S.C. Section 1347 (relating to health care fraud); 42 U.S.C. Section 1320a-7b(a)(1)-(5) (relating to making and causing to be made false statements or representations); 42 U.S.C.
Section 1320a-7b(d) (relating to illegal patient admittance and retention practices); 42 U.S.C. Section 1320a-7b(e) (relating to violation of assignment terms); 42 U.S.C. Section 1320a-7b(b) (relating to illegal remuneration); 31 U.S.C. Section 3729 (relating to false claims);

31 U.S.C. Section 3730(h) (relating to relief for retaliation against false claims relator); 42 U.S.C. Section 1395nn (relating to limitation of certain physician referrals); 42 U.S.C. Section 1320a-3 (relating to disclosure of ownership and related information); and 42 U.S.C. Section 1320a-3(a) (relating to disclosure requirements for other providers under Part B Medicare) and any similar or analogous BBB laws.

         "Lender" means any lender to SCN that has a security interest in any of the following assets of SCN: accounts receivable including any and all rights to payment of money or other forms of consideration of any kind (whether classified under the Uniform Commercial Code as accounts, chattel paper, general intangibles, or otherwise) for goods sold or leased or for services rendered by SCN, including, but not limited to, accounts receivable, proceeds of any letters of credit naming SCN as beneficiary, chattel paper, insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances, and all other debts, obligations and liabilities in whatever form from any other Person.

         "Management Services Fee" has the meaning set forth in EXHIBIT 6.

         "Medicaid" means any state program pursuant to which health care providers are paid or reimbursed for care given or goods afforded to indigent persons and administered pursuant to a plan approved by the Health Care Financing Administration under Title XIX of the Social Security Act.

         "Medicare" means any medical program established under Title XVIII of the Social Security Act and administered by the Health Care Financing Administration.

         "Necessary Authorizations" means with respect to DDD, all certificates of need, authorization, certifications, consents, approvals, permits, licenses, notices, accreditations and exemptions, filings and registrations, and reports required by Applicable Law, which are required, necessary or reasonably useful to the lawful ownership and operation of DDD's business.

         "Non-DHS" means any health services not included in the meaning of "designated health services," as defined under 42 U.S.C. Section 1395nn (and federal regulations promulgated thereunder).

         "Person" means an individual, corporation, partnership, association, limited liability company, limited liability partnership, joint stock company, joint venture, trust, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

         "Physician Employees" means only those individuals who are doctors of medicine (including Physician Owners) and who are employed by DDD, or are otherwise under contract with DDD, to provide professional services to patients seen in the Practice Offices and are duly licensed to provide professional medical services in the state or states in which such individuals render professional services.

         "Physician Extender Employees" means physician assistants, nurse practitioners who do not provide billable services, and other such persons, but expressly excluding any Technical Employees.

         "Physician Owners" means those Physician Employees who own an interest, directly or indirectly, in the equity of DDD, including those Persons set forth in the preface above.

         "Practice Offices" means any office location under the control of DDD or the Physician Owners at which DDD or the Physician Owners provide medical services or any Ancillary Services.

         "Professional Services Revenue" means all fees actually collected each month by or on behalf of DDD, or any of the Physician Owners (as the case may be) as a result of professional medical services personally furnished to patients and other fees or income generated by Physician Employees and Technical Employees, and any revenue from the sale of any goods or the provision of any Ancillary Services.

         "SCN" means Specialty Care Network, Inc., a Delaware corporation, together with its successors and assigns.

         "Service Agreement" has the meaning set forth in the recitals.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Technical Employees" means individuals who provide billable services on behalf of DDD and are employees of DDD.

         "Third-Party Payors" means Medicare, Medicaid, CHAMPUS, Blue Cross and/or Blue Shield, managed care plans and any other private healthcare insurance program or company as well as any future payor of a Third-Party Payor Program.

         "Third-Party Payor Programs" means Medicare, Medicaid, CHAMPUS, insurance provided by Blue Cross and/or Blue Shield, managed care plans, and any other private health care insurance programs and employee assistance programs as well as any future similar programs.


                                   ARTICLE II.

                           RELATIONSHIP OF THE PARTIES

         II.1. Independent Relationship. DDD, Physician Owners and SCN intend to act and perform as independent contractors, and, except as may be provided under a separate agreement for the development and operation of an ambulatory surgery center or other Non-DHS, the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Notwithstanding the authority granted to SCN herein, SCN, DDD, and Physician Owners agree that DDD and Physician Owners shall retain all authority to direct the medical, professional, ethical, administrative, and managerial (other than as provided by SCN under this Agreement) aspects of DDD's and Physician Owners' medical practice. Each Party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that Party; it being understood that SCN shall provide certain services, as set forth herein, to DDD to assist DDD in satisfying its obligations described above.

         II.2. Responsibilities of the Parties. As more specifically set forth herein, SCN shall provide DDD with certain limited management and financial advisory services as provided under ARTICLE III. As more specifically set forth herein, DDD shall be responsible for day-to-day operation and management of the medical practice, including without limitation all matters related to the professional practice of medicine, medical practice patterns and documentation thereof. Notwithstanding anything herein to the contrary, no DHS shall be provided by SCN under this Agreement. SCN shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of DDD and their patients.

         II.3. DDD Matters. Except for the services provided by SCN pursuant to
ARTICLE III, DDD shall be solely responsible for all matters relating to DDD, operational or otherwise.

         II.4. Patient Referrals. The Parties agree that the benefits to DDD and Physician Owners hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by SCN to any of DDD's patients in any facility operated by SCN.

         II.5. Professional Judgment. Each of the Parties acknowledges and agrees that the terms and conditions of this Agreement pertain to and control solely the business and financial relationship between and among the Parties and do not pertain to and do not control the professional and clinical relationship between and among DDD, Physician Owners, Physician Employees, DDD Employees and DDD's patients. Nothing in this Agreement shall be construed to alter or in any way affect the legal, ethical, and professional relationship between and among DDD, Physician Owners, Physician Employees and DDD's patients, nor shall anything contained in this Agreement abrogate any right, privilege, or obligation arising out of or applicable to the physician-patient relationship.


                                  ARTICLE III

        MANAGEMENT AND FINANCIAL ADVISORY SERVICES TO BE PROVIDED BY SCN

         III.1. Performance of Limited Management Functions. SCN shall provide or arrange for the services set forth in this ARTICLE III. SCN is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate. DDD will not act in a manner which would prevent SCN from carrying out its duties under this Agreement. DDD and the Physician Owners acknowledge and agree that, except as set forth in this ARTICLE III, SCN shall not be responsible for providing any other services to DDD or the Physician Owners, unless otherwise agreed to between or among the Parties in a separate written agreement. In connection with the foregoing sentence, SCN shall not provide any equipment, facilities, supplies or employee staffing for DDD and shall not perform the following services: personnel evaluations, billing and collection services, computer hardware/software support, payroll services, accounts payable processing/management, on-site procurement, or other types of day-to-day practice management or assessment services. In the event that DDD desires SCN to provide any of the foregoing services, SCN and DDD shall contract separately for such services. In connection with the services provided by SCN under this ARTICLE III, DDD shall give SCN a written request for specific services to be performed and direction with respect to the performance of such services. SCN shall provide, or communicate, the services to be provided under this ARTICLE III in writing (including via Internet transmission) or telephonically where appropriate; provided, however, upon thirty (30) days written notice DDD shall be entitled to one (1) onsite visit per calendar quarter by one (1) SCN employee at SCN's expense, with the cost and expense of any further onsite visits by any other SCN employees to be reimbursed to SCN by DDD.

         III.2. Practice Assessment. Within one hundred-twenty (120) days following the date of this Agreement, to the extent not already provided by SCN to DDD, and within one hundred-twenty (120) days following the third (3rd) anniversary of this Agreement (provided this Agreement shall be in effect after the third (3rd) anniversary hereof), SCN shall perform an assessment of DDD's operations and shall provide DDD with a written report of SCN's findings. The written report shall include the following reports: (a) financial performance review, (b) functional area assessment, (c) organizational structure review, (d) wage rate analysis, and (e) strategic plan.

         III.3. Third-Party Payor Matters. SCN shall advise DDD with respect to marketing and Third-Party Payor and managed care matters. SCN shall provide (a) analysis and recommendations regarding Third-Party Payor contracting and reimbursement arrangements and (b) advice regarding negotiating strategies with respect to Third-Party Payors. DDD shall identify for SCN specific Third-Party Payor contract and reimbursement issues that will be the basis of such analysis and advice.

         III.4. Malpractice Insurance. Upon written request of DDD, SCN, for and on behalf of DDD, shall negotiate for the purchase of medical malpractice insurance for DDD and its Physician Owners and Physician Employees. Upon the mutual agreement of the Parties, DDD shall be allowed to participate in any captive malpractice insurance plan maintained by SCN from time to time.

         III.5. Financial Reporting. If DDD currently has an electronic data interface with SCN, SCN shall provide DDD with monthly reports on charges, receipts and adjustments and a review of DDD's accounts receivable. Except as specifically set forth in this ARTICLE III, SCN shall not provide any other financial or accounting reporting services to DDD. SCN's obligations under this SECTION 3.5 are subject to and dependent upon DDD providing accurate financial information to SCN no later than the fourth (4th) business day of each month.

         III.6. Data/Information. SCN shall provide DDD with access to patient demographics, clinical and financial data bases (excluding outcomes data) and information related to SCN affiliated practices' "best practices." SCN shall perform an annual benchmarking analysis of DDD's practice data. Inclusion of DDD's practice data in the comparative data analysis is subject to and dependent upon DDD providing accurate financial information to SCN no later than the fourth (4th) business day of each month.

         III.7. Billing and Coding Analysis. Upon the request of DDD, SCN shall perform an analysis of DDD's coding and billing practices on a fiscal year basis. The purpose of this analysis will be to make recommendations with respect to coding and billing practices.

         III.8. Financial Review and Audits. SCN shall have the right, upon five
(5) business days written notice, to have its employees or agents review the financial books and records of DDD or the Physician Owners for the purpose of confirming Professional Services Revenue, and other financial matters relevant to this Agreement, and shall have the right, in its sole discretion, to cause the annual financial statements of DDD or the Physician Owners, as the case may be, to be audited by a certified public accountant selected by SCN. SCN shall determine the scope of any such audit. DDD and the Physician Owners shall cooperate fully in such audit. The cost of such audit shall be paid by SCN. If SCN elects to have the financial statements audited by a certified public accountant with a "big five" accounting firm, the resulting audited financial statements shall be binding on DDD, the Physician Owners and SCN. All Parties shall be entitled to copies of any information provided to or by the auditors by or to any Party.

         III.9. Events Excusing Performance. SCN shall not be liable to DDD or Physician Owners for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which SCN has no control for so long as such events continue, and for a reasonable period of time thereafter.

         III.10. Compliance with Law. SCN shall comply with Applicable Law. In the event that any change in Applicable Law shall occur that necessitates modification of SCN's manner of operation, then SCN shall make such modification that may be necessary and appropriate to comply with Applicable Law.


                                   ARTICLE IV

                     OBLIGATIONS OF DDD AND PHYSICIAN OWNERS

         IV.1. Professional Services. DDD, its Physician Owners and Physician Employees shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to DDD's professional practice. DDD shall use its best efforts to determine that each Physician Employee and Technical Employee associated with DDD who provides medical care to patients of DDD is licensed by the state or states in which he or she renders professional services.

         IV.2. Employment of Physician Employees and Other Employees. DDD shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of Physician Employees. DDD shall be responsible for the payment of DDD employees' salaries and wages, payroll taxes, employee benefits and all other taxes and charges now or hereafter applicable to them.

         IV.3. Professional Insurance Eligibility. DDD shall cooperate with SCN in the obtaining and retaining of professional liability insurance by assuring that all Physician Owners and Physician Employees are insurable and participating in an on-going risk management program.

         IV.4. Fees for Professional Services. DDD shall be solely responsible for all costs and fees incurred by DDD, and its employees, including without limitation Physician Owners, or any officers, directors, partners, member, employees or agents of DDD, including without limitation legal, accounting and other professional services costs and fees.

         IV.5. Events Excusing Performance. DDD and Physician Owners shall not be liable to SCN for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which DDD has no control for so long as such events continue, and for a reasonable period of time thereafter.

                                   ARTICLE V

                             EXCLUSIVE ARRANGEMENTS

         The Parties recognize that the services to be provided by SCN shall be feasible only if DDD operates an active medical practice to which both DDD and the physicians associated with DDD devote their full time and attention. To that end:

         V.1. Exclusive Arrangement. During the term of this Agreement, SCN shall be DDD's and Physician Owners' sole provider of the management services described in this Agreement and neither DDD, Physician Owners nor any of DDD's or Physician Owners' employees shall provide such management services during the term of this Agreement.

         V.2. Enforcement. DDD and the Physician Owners acknowledge and agree that the covenants and agreements contained in this Article V are necessary to protect the business and goodwill of the SCN and that a breach of these covenants and agreements will result in irreparable harm and continuing damage to SCN. As a result, DDD and the Physician Owners acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article V shall be inadequate, SCN shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach in addition to whatever other remedies may exist by law. All Parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Parties hereby agree that in the event any provision, section, or subsection of this Article V is adjudged by any court of competent jurisdiction to be void or unenforceable, in whole or part, such court shall modify and enforce any such provision, section or subsection to the extent that it believes to be reasonable under the circumstances. DDD and the Physician Owner(s) acknowledge and agree that if DDD and/or the Physician Owners breach the covenants and agreements contained in Section 5.1 and SCN is unable for any reason to obtain a restraining order from a court of competent jurisdiction within thirty (30) days after application to enjoin the breach by DDD and/or the Physician Owners, it will be difficult to calculate the precise amount of SCN's damages. As a result, the Parties have determined that, in the event of such a breach, SCN's damages shall equal to (i) the average monthly Management Services during the twelve (12) months prior to such breach, multiplied by (ii) the number of months remaining in the term of this Agreement. In the event that this Agreement has not been in effect for twelve (12) months prior to a breach under this Section 5.2, the average monthly Management Service Fee shall be determined for such shorter period.

         V.3. Modification of Covenants and Agreements. SCN shall have the authority to release or reduce in whole or in part the terms of the restrictive covenants and agreements.

         V.4. Rights of SCN. SCN shall at all times during the term of this Agreement and thereafter have the right to enter into additional service agreements with other physicians and practices regardless of where such physicians and/or practices are located providing for management services and facilities to such physicians and/or practices.

         V.5. Excluded Activities. The restrictive covenants contained in this
Article V shall not apply to or restrict Excluded Activities defined in Schedule 5.5.

                                   ARTICLE VI

                             FINANCIAL ARRANGEMENTS

         [SEE EXHIBIT 6]

                                  ARTICLE VII.

                        INTELLECTUAL PROPERTY AND RECORDS


         VII.1. Ownership of SCN's Business Records and Systems. All business records, information, software and systems of SCN relating to the provision of its services under this Agreement shall remain the property of SCN and may be removed by SCN from supporting DDD upon any termination of this Agreement; provided, however, that DDD shall be entitled, upon reasonable written request, to access such records and make copies or extracts thereof to the extent necessary to prosecute or defend against any liabilities imposed on DDD by any governmental authority or other Party.

         VII.2. Maintenance of Records. Except as otherwise provided in this Agreement, the Parties shall safeguard all records maintained by them pursuant to this Agreement for a period of time specified by the Party holding such records, which such period must be noticed in writing to the other Parties, from the date of the last activity recorded in such records and, prior to destruction of any such records, shall give the other Party notice of such destruction and, if the other Party so elects and applicable law so permits, shall deliver such records to the other Party in lieu of destroying them. In particular, the Parties agree, to the extent necessary to permit receipt of reimbursement for services by DDD, to make available to the Secretary of the United States Department of Health and Human Services, the Comptroller General at the General Accounting Office, or their authorized representatives, any books, documents and records in their possession relating to the nature and extent of the costs of services hereunder for a period of four (4) years after the provision of such services. Each Party further agrees that, if it contracts with any third party to provide services that are valued in excess of $10,000, it shall require such contract party to comply with the requirements of the previous sentence. Nothing in this SECTION 7.2 constitutes the waiver of any attorney-client privilege, and neither Party shall be required hereunder to give the other Party documents if, as a result, an existing attorney-client privilege would be waived.

         VII.3. Access to Records. Each Party shall at all reasonable times during the term of this Agreement and thereafter permit the other Party to have reasonable access at reasonable times to its documents, books and records relating to this Agreement.

         VII.4. Patient Records. All patient records shall remain the property of DDD, provided that SCN shall have the right to analyze and obtain information from such records to the extent necessary to perform the services described in
ARTICLE III and subject to Applicable Law. Upon termination of this Agreement, DDD shall retain such records, but SCN shall be entitled to retain any information it has acquired from such records; provided, however, that SCN shall take all action reasonably necessary to ensure the confidentiality of the patient records in accordance with Applicable Law and shall indemnify DDD and any of its Physician Employees (who are deemed hereby to be third party beneficiaries for this purpose) for breach of any applicable confidentiality requirements.

                                  ARTICLE VIII.
                                    INDEMNITY

         VIII.1. Indemnification by DDD and the Physician Owners. DDD and the Physician Owners, jointly and severally, shall indemnify, hold harmless and defend SCN, its officers, directors and employees, from and against any direct, out-of-pocket losses, damages, claims, costs and expenses (including reasonable attorneys' fees), caused by or as a result of the performance of any negligent acts or negligent omissions by DDD and/or DDD's Physician Owners, agents, employees and/or subcontractors (other than SCN) during the term hereof or as a result of a breach of the representations and warranties contained in ARTICLE X of this Agreement or the breach of any covenant contained in ARTICLE XII of this Agreement.

         VIII.2. Indemnification by SCN. SCN shall indemnify, hold harmless and defend DDD, the Physician Owners, DDD's officers, directors and employees, from and against any direct, out-of-pocket losses, damages, claims, costs and expenses (including reasonable attorneys' fees), caused by or as a result of the performance of any negligent acts or negligent omissions by SCN and/or its shareholders, agents, employees and/or subcontractors (other than DDD and the Physician Owners) during the term of this Agreement or as a result of a breach of the representations or warranties set forth in ARTICLE XI of this Agreement.

         VIII.3. Escrow Pending Indemnification Determination. In the event that either Party makes a claim for indemnification under this Agreement, then the claiming Party shall have the right, to the extent it is owed indemnifications, to pay amounts owed to the other Party under this Agreement into an escrow account (established pursuant to an escrow agreement to be agreed upon by the Parties) to be held by the escrow agent in an interest bearing account until a determination by either (i) the Parties, (ii) a court of proper jurisdiction or
(iii) agreed upon panel of arbitrators, has been made regarding the claiming Party's right to indemnification. In the event that the claiming Party is entitled to indemnification, then such escrowed funds shall be paid to the claiming Party in partial or complete satisfaction of such indemnification obligation. In the event the escrowed funds are insufficient to satisfy the indemnification obligation, the indemnifying Party shall nevertheless be obligated to pay the indemnified Party the full amount of such indemnification obligation. Any excess funds remaining in the escrow account after the payment of the indemnification obligation or any funds held in the escrow account if it is determined that no indemnification obligation is owed shall be paid to the nonclaiming Party.

                                   ARTICLE IX

                        TERM, TERMINATION AND RETIREMENT

         IX.1. Term of Agreement. This Agreement shall be effective as of ZZZ, and shall expire on the fifth (5th) anniversary of the Service Agreement, unless earlier terminated pursuant to the terms hereof.

         IX.2. Extended Term. The term of this Agreement shall be extended for additional terms only upon mutual written agreement of the Parties hereto, which agreement shall be made not less than one hundred eighty (180) days prior to the expiration of the then current term.

         IX.3. SCN Events of Default. SCN shall be in default under this Agreement upon the occurrence of any of the following:

         IX.3.1. In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by SCN, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by SCN, except for the filing of a petition in involuntary bankruptcy against SCN which is dismissed within thirty (30) days thereafter.

         IX.3.2. In the event that SCN shall intentionally or in bad faith violate Applicable Law resulting in a direct, continuing material adverse effect on the operations, earnings and cash flow of DDD.

         IX.4. DDD Events of Default. DDD shall be in default under this Agreement upon the occurrence of any of the following:

         IX.4.1. In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by DDD, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by DDD, except for the filing of a petition in involuntary bankruptcy against DDD which is dismissed within thirty (30) days thereafter.

         IX.4.2. In the event DDD's Medicare or Medicaid Number shall be terminated or suspended as a result of the action or inaction of DDD or a Physician Employee, and such termination or suspension shall continue for thirty
(30) days, unless DDD shall at that time be acting in good faith (and shall provide reasonable evidence of the action being taken) to reverse such termination or suspension; provided, however, that in no event may such termination or suspension continue for more than ninety (90) days.

         IX.4.3. In the event DDD fails to pay (i) the Management Services Fee provided for hereunder or (ii) any expenses incurred by SCN on behalf of DDD when due, and such failure is not cured within fifteen (15) days of written notice from SCN to DDD.

         IX.5. DDD's Remedies. Notwithstanding any other provision in this Agreement, in the event SCN is in default under this Agreement, SCN shall compensate DDD for any actual damages suffered by DDD as a result of such default; provided, however, that such damages shall not include incidental, consequential or speculative damages suffered by DDD as a result of such default.

         IX.6. SCN's Remedies. In the event DDD is in default under this Agreement, DDD shall pay SCN, as liquidated damages, an amount equal to (i) the average monthly Management Services during the twelve (12) months immediately prior to such default, multiplied by (ii) the number of months remaining in the term of this Agreement. In the event that this Agreement has not been in effect for twelve (12) months prior to DDD's default, the average monthly Management Service Fee shall be determined for such shorter period.

                                   ARTICLE X

           REPRESENTATIONS AND WARRANTIES OF DDD AND PHYSICIAN OWNERS

         DDD and Physician Owners jointly and severally represent, warrant, covenant and agree with SCN that:

         X.1. Validity. DDD is a BBB ccc. DDD has the full power and authority to own DDD's property, to carry on DDD's business as presently being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby. Each Physician Owner is an adult citizen and resident of the State of BBB. Each Physician Owner has the full power and authority to own his or her property, to practice medicine in the state(s) where the Practice Offices are located and where he or she is presently practicing medicine, to carry on his or her business as presently being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby.

         X.2. Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of DDD and each Physician Owner, enforceable in accordance with its terms. DDD and each Physician Owner have obtained all third-party consents necessary to enter into and consummate the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by DDD or any Physician Owner with any of the provisions hereof, will (a) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any license, agreement or other instrument or obligation to which either DDD or any Physician Owner is a Party, except for such defaults which in the aggregate do not result in a material adverse effect on the business of DDD or the Physician Owners (taken as a whole) or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either DDD or any Physician Owner.

                                   ARTICLE XI

                      REPRESENTATIONS AND WARRANTIES OF SCN

         SCN represents, warrants, covenants and agrees with DDD as follows:

         XI.1. Organization. SCN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SCN has the full power to own its property, to carry on its business as presently conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

         XI.2. Authority. SCN has taken all necessary action to authorize the execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter or the bylaws of SCN or any indenture, mortgage, deed of trust, lien, lease, agreement, arrangement, contract, instrument, license, order, judgment or decree or result in the acceleration of any obligation thereunder to which SCN is a Party or by which it is bound.

         XI.3. Absence of Litigation. No action or proceeding by or before any court or other Governmental Authority has been instituted or is, to the best of SCN's knowledge, threatened with respect to the transactions contemplated by this Agreement.


                                  ARTICLE XII.

                      COVENANTS OF DDD AND PHYSICIAN OWNERS

         DDD and the Physician Owners covenant and agree with SCN that:

         XII.1. Merger, Consolidation and Other Arrangements. DDD shall not incorporate, merge or consolidate with any other entity or individual or liquidate or dissolve or wind-up DDD's affairs or enter into any partnerships, joint ventures or sale-leaseback transactions or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any other person or entity without the prior written consent of SCN.

         XII.2. Necessary Authorizations/Assignment of Licenses and Permits. DDD and each Physician Owner shall maintain all licenses, permits, certifications, or other Necessary Authorizations (the absence of which would have a material adverse effect on DDD) and shall not assign or transfer any interest in any license, permit, certificate or other Necessary Authorization granted to it by any Governmental Authority (the absence of which would have a material adverse effect on DDD).

         XII.3. Compliance with All Laws. DDD and each Physician Owner shall comply in all material respects with any Applicable Law relating to DDD's practice and the operation of any facility.

         XII.4. Third-Party Payor Programs. DDD shall maintain DDD's material compliance with the requirements of all Third-Party Payor Programs in which DDD will be participating or authorized to participate.

         XII.5. Change in Business or Credit and Collection Policy. DDD shall not make any changes in the character of DDD's business or in the credit and collection policy, which change would, in either case, impair the collectibility of any of the accounts receivable of DDD, and, thus, reduce the Professional Services Revenues of DDD.

                                  ARTICLE XIII.

                               GENERAL PROVISIONS

         XIII.1. Assignment. SCN shall have the right to assign its rights hereunder to any person, firm or corporation under common control with SCN and to any lending institution from which SCN obtains financing, including but not limited to the restrictive covenant included in ARTICLE V, for security purposes or as collateral. DDD agrees to, and acknowledges, SCN's right to assign SCN's rights under this Agreement to any Lender and further agrees that upon receipt of written notice from such Lender, DDD shall pay to Lender or cause to be paid to Lender all amounts which are otherwise payable to SCN pursuant to the terms of this Agreement, including without limitation all Management Service Fees, and until such amounts are delivered to Lender, hold payments in trust for Lender. Except as set forth above, neither SCN nor DDD shall have the right to assign their respective rights and obligations hereunder without the written consent of the other Party. Without limiting the foregoing, DDD acknowledges that, as collateral for certain obligations, SCN has assigned all of its rights hereunder to NationsBank of Tennessee, N.A. as Agent (the "Agent") for itself and other banks and institutional lenders from time to time (collectively the "Banks"). As an inducement for the Banks to extend or continue the extension of credit to SCN, DDD (i) acknowledges that the collateral assignment to the Agent covers all rights of SCN hereunder, including, but not limited to, rights arising from warranties and representations made by DDD, rights to enforce covenants made by DDD, and rights to receive all payments due SCN; (ii) agrees to regard the Agent as the owner of any or all of the assigned rights upon written notice to DDD of this election from the Agent; (iii) agrees that neither the Agent nor any of the Banks has any obligation for the performance of the duties of SCN hereunder, and shall not assume any such duty by the exercise of rights as a secured lender;
(iv) agrees to give the Agent written notice of any material default hereunder on SCN's part at the address of 1 NationsBank Plaza, Nashville, Tennessee 37239,
Attn: Walker Choppin, and to allow at least thirty (30) days thereafter for the cure of such default before DDD terminates this Agreement; (v) agrees that the rights of DDD under this Agreement are and shall be junior to any security interest that the Agent and the Banks, their successors or assigns may have at any time; (vi) agrees that the benefits of the above undertakings in favor of the Agent and Banks shall further extend to all successors and assigns of the Agent and Banks, provided that any notices given by DDD under this Section shall be given to the Agent at the foregoing address unless DDD has received written notice of a change thereof; and (vii) agrees that this SECTION 13.1 may not be modified, and no provision of this SECTION 13.1 may be waived, absent the written approval of the Agent.

         XIII.2. Whole Agreement; Modification. Except as otherwise set forth herein, this Agreement supersedes all prior agreements between the Parties with respect to the subject matter hereto and there are no other agreements or understandings, written or oral, between the Parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both Parties to this Agreement.

         XIII.3. Notices. All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) when received if given in person, (ii) on the date of acknowledgment of receipt if sent by telex, facsimile or other wire transmission, (iii) one business day after being sent by overnight delivery service, or (iv) three days after being deposited in the United States mail, certified or registered mail, postage prepaid, addressed as follows:

                  To SCN:             Specialty Care Network, Inc.
                                      44 Union Boulevard, Suite 600
                                      Lakewood, Colorado  80228
                                      Attention:  Kerry Hicks

                  With a copy to:     Baker, Donelson, Bearman & Caldwell, P.C.
                                      700 North State Street, Suite 500
                                      Jackson, Mississippi 39225
                                      Attention: William S. Painter, Esq.

                  To DDD:             AAA

                                      ----------------------------------------
                                      ----------------------------------------
                                      Attention:
                                                 -----------------------------

                  With a copy to:
                                      ----------------------------------------
                                      ----------------------------------------
                                      ----------------------------------------
                                      ----------------------------------------
                                      Attention:
                                                 -----------------------------

or to such other address as either Party shall notify the other. In the event that either Party gives notice of an event of default under this Agreement, as described under ARTICLE IX of this Agreement, then the Party giving such notice must state in specific detail the factual circumstance causing the event of default or justifying a determination of an event of default. In addition thereto, any notice of default shall include a written description of the actions necessary, in the opinion of the Party giving notice, to cure the default.

         XIII.4. Binding on Successors. Subject to SECTION 13.1, this Agreement shall be binding upon the Parties hereto, and their successors, assigns, heirs and beneficiaries.

         XIII.5. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the Parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         XIII.6. Governing Law; Venue. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado, in any action or proceeding for injunctive relief arising out of this Agreement. Except as set forth in SECTION 13.13 below, each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

         XIII.7. No Practice of Medicine. The Parties acknowledge that SCN is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of SCN in this Agreement should be construed or deemed by any Governmental Authority or court to constitute the practice of medicine, the performance of said act or service by SCN shall be deemed waived and unenforceable to the minimum extent required to comply with Applicable Law.

         XIII.8. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the Parties.

         XIII.9. Additional Documents. Each of the Parties hereto agrees to execute any document or documents that may be requested from time to time by any other Party to implement or complete such Party's obligations pursuant to this Agreement.

         XIII.10. Attorneys' Fees. If legal action is commenced by any Party to enforce or defend its rights under this Agreement, the prevailing Party in such action shall be entitled to recover its costs and attorneys' fees in addition to any other relief granted.

         XIII.11. Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

         XIII.12. Confidentiality. No Party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the such Party in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, including, but not limited to, any information relating to the internal operations of DDD, DDD fees or the terms of any of the managed care contracts, without the written consent of SCN and DDD; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other Party or its affiliates or agents, which source was not itself bound by a confidentiality agreement; (iii) which is required to be disclosed by law or pursuant to a court order (SCN shall provide DDD with copies of any information regarding DDD provided by SCN to any third party);(iv) is disclosed to its investment bankers, banks, underwriters or lenders, or its advisors (who shall be advised that they must keep such information in confidence to the extent required by this SECTION 13.12); or (v) is required to be disclosed to the Securities and Exchange Commission or other government agencies.

         XIII.13. Contract Modifications for Prospective Legal Events. In the event any applicable federal, state or local law or any regulation, order or policy issued under any such law is changed (or any judicial or administrative interpretation thereof is developed or changed) in a way which could reasonably be expected to have a material adverse effect on the practical realization of the benefits anticipated by one or more Parties to this agreement, the adversely affected Party or Parties shall notify the other Party or Parties in writing of such change and the effect of the change. The Parties shall enter into good faith negotiations to modify this Agreement to compensate for such change. If an agreement on a method for modifying this Agreement is not reached within thirty
(30) days of such written notice, the matter shall be submitted to a single arbitrator for arbitration in Washington, D.C. pursuant to the rules and procedures of the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration. The arbitrator shall (i) structure an amendment to this Agreement which will leave the Parties as nearly as possible in the same economic positions in which they would have been under the original terms of this Agreement, had the change in the law, regulation, order or policy (or change or development of the judicial or administrative interpretation thereof) not occurred; or (ii) if the arbitrator determines that the change is so fundamental that revision and continuation of this Agreement is not feasible, structure a termination of this Agreement that will return the Parties as nearly as possible to the economic positions in which they would have been had they not entered into this Agreement, without altering in a material way the economic obligations or benefits derived from the payment or receipt of Service Fees realized during the period this Agreement was in effect.

         XIII.14. Remedies Cumulative. Except as limited under SECTION 8.1,
SECTION 8.2, and SECTION 9.5, no remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party shall be considered exclusive of any other remedy available to any Party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         XIII.15. Language Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

         XIII.16. No Obligation to Third Parties. Except as provided in SECTION 13.1, none of the obligations and duties of SCN or DDD under this Agreement shall in any way or in any manner be deemed to create any obligation of SCN or of DDD to, or any rights in, any person or entity not a Party to this Agreement.

         XIII.17. Communications. DDD and SCN agree that good communication between the Parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of DDD's practice at the Practice Offices.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

                                      SCN:

                                      SPECIALTY CARE NETWORK, INC.

                                      By:
                                         --------------------------------------
                                      Title:
                                            -----------------------------------

                                      DDD:

                                      AAA

                                      By:
                                         --------------------------------------
                                      Title:
                                            -----------------------------------

                                      PHYSICIAN OWNERS:

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                  SCHEDULE 5.5

                                 EXCLUDED ASSETS

                                  See attached.


                                      5.5-1

                                    EXHIBIT 6

                                FINANCIAL MATTERS


         6.1. Management Services Fee. During the term of this Agreement, DDD, or any of the Physician Owners (as the case may be) shall pay to SCN a monthly Management Services Fee (the "Management Services Fee") equal to [__________________________________ DOLLARS ($________________)] [______________
PERCENT (_____%) OF PROFESSIONAL SERVICES REVENUE FOR SUCH MONTH]. In addition, DDD shall reimburse SCN for any expenses incurred and paid by SCN in connection with services provided by SCN to DDD which (i) are not covered by ARTICLE III of this Agreement, and (ii) are requested by DDD in writing.

         6.2. Payment of Management Services Fee.

         6.2.1 The amounts to be paid to SCN under this EXHIBIT 6 shall be payable monthly, on the fifteenth (15th) day of each month. [THE AMOUNT PAYABLE SHALL BE BASED UPON THE PREVIOUS MONTH'S PROFESSIONAL SERVICES REVENUE OF DDD.]

         6.2.2 The Physician Owners acknowledge and agree that they are Parties, individually, to this Agreement and that if DDD fails to pay the Management Services Fee herein described, SCN shall have the right to collect said Management Services Fee from the Physician Owners. SCN shall establish the allocable share of the Management Services Fee applicable to each Physician Owner. In the event that any Management Services Fees are owed by DDD but unpaid because of a breach of this Agreement by one (1) Physician Owner, SCN agrees to look to the breaching Physician Owner, after exhausting its remedies against DDD, and not the other Physician Owners for collection of the unpaid Management Service Fees.

         6.3 Physician Owner Change in Practice/Group Affiliation. In the event that a Physician Owner leaves the employment of or terminates his or her affiliation with DDD, then the terminating Physician Owner may join or establish another group/practice which has or will enter into a Management Services Agreement with SCN upon such terminating Physician Owner's affiliation with such new group/practice. In the event that (i) DDD consents to SCN entering into the new Management Services Agreement, (ii) entering into the new Management Services Agreement will not adversely affect the operations and earnings of SCN, and (iii) the new group/practice can satisfy the representations and warranties set forth in ARTICLE X of this Agreement, then SCN will not unreasonably withhold or refrain from entering into a new Management Services Agreement with the terminating Physician Owner's new group/practice. Except as set forth herein, in the event that the Physician Owner affiliates with a new group/practice that is not a Party to a Management Services Agreement with SCN, then SCN, at its option, may terminate this Agreement solely with respect to the terminating Physician Owner. In the event that SCN does not enter into a new Management Services Agreement, then SCN shall terminate this Agreement with respect to such Physician Owner, and the terminating Physician Owner shall be obligated as described in SECTION 6.2.2.

         6.4 Death or Disability. In the event that a Physician Owner dies or becomes Disabled, then the Physician Owner shall have no continuing obligations under this Agreement.


                                      6-1